       Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioCardia, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-215968) on Form S-8 and the registration statement (No. 333-218124) on Form S-3 of BioCardia, Inc. of our reports dated March 16, 2018, with respect to the consolidated balance sheets of BioCardia, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of BioCardia, Inc.

Our report dated March 16, 2018, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP

San Francisco, California
March 16, 2018